UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2021

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8911 NE Marx Dr, Suite A2,

Portland, Oregon 97220

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

We are filing this Amendment No. 1 to Current Report on Form 8-K to replace the Current Report on Form 8-K previously filed today, which was inadvertently filed in error.

Item 7.01 Regulation FD Disclosure.

On February 16, 2021, Eastside issued a press release, the text of which is furnished as Exhibit 99.1 to this current report.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of Eastside under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

Nasdaq Compliance Transactions or Events

On August 20, 2020, Nasdaq notified Eastside Distilling, Inc. (“Eastside” or the “Company”) that it no longer complied with Nasdaq Listing Rule 5550(b)(1) because its reported stockholder’s equity of $2,444,048 as of June 30, 2020 was below the minimum stockholder’s equity of $2,500,000 set forth in the Nasdaq Listing Rule by $55,952.

As previously reported on the Company’s Current Report on Form 8-K filed on February 9, 2021, on February 2, 2021, Redneck Riviera Whiskey Co., LLC (“RRWC”), a wholly-owned subsidiary of Eastside Distilling, Inc. (“Eastside” or the “registrant”) entered into that certain Termination and Inventory Purchase Agreement (the “Termination Agreement”) dated as of February 2, 2021 with Redneck Spirits Group LLC (“RSG”), pursuant to which, on February 5, 2021, RRWC sold all of its inventory of Redneck Riviera, Granny Rich, and Howdy Dew distilled spirits products, including finished goods, raw materials, and barrel inventory, as well as all assignable certificates of label approval/exemption, branding, permits, and registrations relating thereto, for Four Million Seven Hundred Twenty Thousand Six Hundred Sixty One dollars ($4,720,661), subject to adjustment as set forth in the Termination Agreement. In addition, Eastside terminated that certain Amended and Restated License Agreement (the “License Agreement”) dated May 31, 2018 by and among Eastside, RRWC, Rich Marks, LLC, and John D. Rich TISA Trust U/A/D March 27, 2018, Dwight P. Miles, Trustee in exchange for Three Million dollars ($3,000,000). In connection with the Termination Agreement, we entered into that certain Supplier Agreement (the “Supplier Agreement”) dated as of February 2, 2021 with RSG, pursuant to which we agreed to produce certain products, or “skus”, and perform specified services for RSG for a six (6) month period on the terms and conditions set forth in the Supplier Agreement.

On January 29, 2021, the Small Business Administration (“SBA”) notified the Company that it approved the Company’s request for full forgiveness of that certain Payroll Protection Program (“PPP”) loan in the principal amount of $1,044,500. As a result of the SBA’s decision to approve the Company’s request for forgiveness, the SBA paid the entire outstanding balance of the PPP loan, which is now considered paid in full.

On February 10, 2021, the Company issued 1,200,000 shares of its common stock (the “Shares”) to certain affiliates of Intersect Beverage, LLC, a California limited liability company (“Intersect”) pursuant to that certain Asset Purchase Agreement dated September 12, 2019 by and between the Company and Intersect. The Shares constitute the “Fixed Shares” due to Intersect pursuant to the Asset Purchase Agreement. By mutual agreement of the parties, the Company issued the Shares approximately 45 days before the Shares were due to be issued pursuant to the Asset Purchase Agreement. The Company offered and sold the Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The Company will file a prospectus supplement to its effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2018 and declared effective by the SEC on August 29, 2018 (File No. 333-226912) or other registration statement on Form S-3, in connection with the sale of the Shares.

As of the date of this the report, the Company believes it has regained compliance with Nasdaq’s stockholders’ equity requirement based upon the specific transactions and events referenced above. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting.

Live Oak Maturity Date Extension

On January 10, 2021, Eastside Distilling, Inc. (“Eastside” or the “Company”) entered into an amendment to that certain loan agreement (the “Loan Agreement”) between Eastside and its wholly-owned subsidiaries MotherLode LLC, an Oregon limited liability company, Big Bottom Distilling, LLC, an Oregon limited liability company, Craft Canning + Bottling, LLC, an Oregon limited liability company, Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company, and Outlandish Beverages LLC, an Oregon limited liability company (collectively, the “Borrowers” and each a “Borrower”) and Live Oak Banking Company, a North Carolina banking corporation (“Lender”) to extend the maturity date to April 13, 2021. All other material terms of the Loan Agreement remain unchanged.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release dated February 16, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2021

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Financial Officer